As filed with the United States Securities and Exchange Commission on May 30, 2019

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE
COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

Registration Statement Under the Securities Act of 1933

CIMAREX ENERGY CO.

(Exact name of registrant as specified in its charter)

Delaware	45-0466694
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Cimarex Energy Co. 2019 Equity Incentive Plan

(Full title of the plan)

Francis B. Barron
Cimarex Energy Co.
1700 Lincoln Street, Suite 3700	1700 Lincoln Street, Suite 3700
Denver, Colorado 80203	Denver, Colorado 80203
(303) 295-3995	(303) 295-3995
(Address, including zip code, and telephone number, including area code,	(Name, address, including zip code, and telephone number, including area
of registrant’s principal executive offices)	code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company.  See the definitions of “large accelerated filer,” “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered(1)	Amount to Be Registered	Proposed Maximum Offering Price Per Unit		Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.01 par value	6,317,476	$61.13	(2)	$386,187,307.88	$46,805.90

(1)         Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Act”), this registration statement shall also cover any additional shares of the registrant’s common stock that become issuable under the Cimarex Energy Co. 2019 Equity Incentive Plan (the “Plan”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of the registrant’s common stock.

(2)         Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h).  The price per share and aggregate offering price are based upon the average of the high and low prices of the common stock on May 29, 2019, as reported on the New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE

SECTION 10(a) PROSPECTUS

The documents containing information specified in Part I of Form S-8 (plan information and registrant information) will be sent or given to employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Act”). Such documents need not be filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Act.  These documents, which include the statement of availability required by Item 2 of Form S-8, and the documents incorporated by reference in this registration statement pursuant to Item 3 of Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Certain Documents by Reference

The following documents filed by the registrant with the Commission are incorporated by reference into this registration statement, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K:

(a)                                 Annual Report on Form 10-K for fiscal year ended December 31, 2018, filed on February 20, 2019.

(b)                                 All other reports filed pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”) since the end of the fiscal year covered by the registrant’s annual report, referred to in (a) above, excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K.

(c)                                  The description of the registrant’s common stock and preferred stock contained in the registrant’s Registration Statement on Form S-3ASR (File No. 333-230048) filed on March 4, 2019, and any subsequent amendment thereto filed for the purpose of updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act excluding any information furnished under Item 7.01 or Item 2.02 of any Current Report on Form 8-K, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into the prospectus and to be a part thereof from the date of filing of such documents.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this registration statement.

Item 4. Description of Securities

The registrant’s common stock, par value $.01 per share, is registered pursuant to Section 12 of the Exchange Act and, therefore, the description of securities is omitted.

Item 5. Interests of Named Experts and Counsel

The registrant’s General Counsel, Francis B. Barron, has passed on the validity of the shares of common stock to be issued under the Plan. Mr. Barron beneficially owns shares of the registrant’s common stock.

Item 6. Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation — a “derivative action”), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceedings, had no reasonable cause to believe their conduct was unlawful.

A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation.  The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s charter, by-laws, disinterested director vote, stockholder vote, agreement or otherwise.

Article V of the registrant’s Amended and Restated Certificate of Incorporation eliminates director liability for monetary damages arising from any breach of the director’s duty of care.

Article VIII of the registrant’s Amended and Restated Bylaws generally provides that, subject to certain limitations, each person who was or is made a party or is threatened to be made a party to or is involved in any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the registrant or a direct or indirect wholly owned subsidiary of the registrant or is or was serving at the request of the registrant as a director, officer, employee or agent of any such subsidiary or another company, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified and held harmless by the corporation, to the full extent authorized by the DGCL, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection therewith, provided that such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the registrant (and with respect to a criminal action, had no reason to believe his or her conduct was unlawful); except that with respect to actions brought by or in the right of the registrant, no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudicated to be liable to the registrant, unless and only to the extent that the applicable court determines, upon application, that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.  Such indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.  Article VIII provides that the registrant shall pay the expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to the registrant of an undertaking by or on behalf of such director, officer, employee or agent to repay such amounts so advanced if it shall ultimately be determined that such person is not entitled to be indemnified under Article VIII.

Both the DGCL and Article VIII of the registrant’s Amended and Restated Bylaws specifically state that their indemnification provisions shall not be deemed exclusive of any other indemnity rights a director or officer may have.

Section 145 of the DGCL permits a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his or her status as such.  Under insurance policies maintained by the registrant, the registrant is insured for certain amounts that it may be obligated to pay directors and officers by way of indemnity and each such director and officer is insured against certain losses that he may incur by reason of his or her being a director or officer and for which he is not indemnified by the registrant.

The registrant has entered into separate indemnification agreements with each of its directors and officers, which may be broader than the specific indemnification provisions contained in the DGCL.  These indemnification agreements may require the registrant, among other things, to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct.  These indemnification agreements may also require the registrant to advance any expenses incurred by the directors or officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance, if available on reasonable terms.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the registrant’s Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit No.	Exhibit Name

4.1

Specimen Certificate of Cimarex Energy Co. common stock (filed as Exhibit 4.3 to Registration Statement on Form S-3 filed September 17, 2012 (Registration No. 333-183939) and incorporated herein by reference).

4.2

Debt Securities Indenture dated as of April 5, 2012, by and among Cimarex Energy Co. and U.S. Bank National Association, as trustee, included as Exhibit 4.1 to registrant’s Current Report on Form 8-K filed on April 5, 2012 (Commission File No. 001-31446) and incorporated herein by reference.

4.3

First Supplemental Indenture dated as of April 5, 2012, by and among Cimarex Energy Co., the Subsidiary Guarantors party thereto and U.S. Bank National Association, as trustee included as Exhibit 4.2 to registrant’s Current Report on Form 8-K filed on April 5, 2012 (Commission File No. 001-31446) and incorporated herein by reference.

4.4	Form of 5.875% Senior Notes due 2022 included in Exhibit 4.2 to registrant’s Current Report on Form 8-K filed on April 5, 2012 (Commission File No. 001-31446) and incorporated herein by reference.

4.5

Indenture dated as of June 4, 2014, by and between Cimarex Energy Co. and U.S. Bank National Association, as trustee included as Exhibit 4.1 to registrant’s Current Report on Form 8-K filed on June 4, 2014 (Commission File No. 001-31446) and incorporated herein by reference.

4.6

First Supplemental Indenture dated as of June 4, 2014, by and among Cimarex Energy Co., the Subsidiary Guarantors party thereto and U.S. Bank National Association, as trustee included as Exhibit 4.2 to registrant’s Current Report on Form 8-K filed on June 4, 2014 (Commission File No. 001-31446) and incorporated herein by reference.

4.7	Form of 4.375% Senior Notes due 2024 included in Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on June 4, 2014 (Commission File No. 001-31446) and incorporated herein by reference.

4.8

Form of Indenture by and among Cimarex Energy Co. and U.S. Bank National Association, as trustee (filed as Exhibit 4.7 to Registration Statement on Form S-3 filed September 21, 2015 (Registration No. 333-183939) and incorporated herein by reference).

4.9

Indenture dated as of April 10, 2017, by and between Cimarex Energy Co. and U.S. Bank National Association, as trustee included as Exhibit 4.1 to registrant’s Current Report on Form 8-K filed on April 10, 2017 (Commission File No. 001-31446) and incorporated herein by reference.

4.10

First Supplemental Indenture dated as of April 10, 2017, by and between Cimarex Energy Co. and U.S. Bank National Association, as trustee included as Exhibit 4.2 to registrant’s Current Report on Form 8-K filed on April 10, 2017 (Commission File No. 001-31446) and incorporated herein by reference.

4.11	Form of 3.90% Senior Notes due 2027 included in Exhibit 4.2 to the registrant’s Current Report on Form 8-K filed on April 10, 2017 (Commission File No. 001-31446) and incorporated herein by reference.

4.12

Certificate of Designations of 8 1/8% Series A Cumulative Perpetual Convertible Preferred Stock of Cimarex Energy Co., dated February 28, 2019 (filed on March 1, 2019 as Exhibit 3.1 to the Current Report on Form 8-K (Commission File No. 001-31446) and incorporated herein by reference).

4.13

Second Supplemental Indenture dated as of March 8, 2019, by and between Cimarex Energy Co. and U.S. Bank National Association, as trustee (filed on March 8, 2019 as Exhibit 4.2 to the Current Report on Form 8-K (Commission File No. 001-31446) and incorporated herein by reference).

4.14	Form of 4.375% Senior Notes due 2029 (filed on March 8, 2019 as Exhibit 4.2 to the Current Report on Form 8-K (Commission File No. 001-31446) and incorporated herein by reference).

5.1	Opinion of counsel

23.1	Consent of KPMG LLP

23.2	Consent of DeGolyer and MacNaughton

23.3	Consent of legal counsel (contained in Exhibit 5.1 to this Registration Statement)

24.1	Power of Attorney (contained on the signature pages)

99.1	2019 Equity Incentive Plan

Item 9. Undertakings

1.                                      The undersigned registrant hereby undertakes:

(a)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of the securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (Section 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference herein.

(b)           That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Denver, State of Colorado, on May 30, 2019.

CIMAREX ENERGY CO.

By:	/s/ Thomas E. Jorden
Thomas E. Jorden
Chief Executive Officer and President

We, the undersigned officers and directors of Cimarex Energy Co. hereby severally constitute and appoint Thomas E. Jorden and Francis B. Barron, and each of them singly, our true and lawful attorneys, with full power to them and each of them singly, to sign for us in our names in the capacities indicated below, any and all amendments (including post-effective amendments or any abbreviated Registration Statement, and any amendments thereto, filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; granting unto said attorneys-in-fact full power and authority to perform any other act on behalf of the undersigned required to be done in the premises, hereby ratifying and confirming all that said attorneys-in-fact lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of this Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Thomas E. Jorden	Chairman of the Board, Director, Chief Executive Officer and President (Principal Executive Officer)	May 30, 2019
Thomas E. Jorden

/s/ G. Mark Burford	Vice President and Chief Financial Officer	May 30, 2019
G. Mark Burford	(Principal Financial Officer)

/s/ Timothy A. Ficker	Vice President, Controller, Chief Accounting Officer	May 30, 2019
Timothy A. Ficker	(Principal Accounting Officer)

/s/ Joseph R. Albi	Director	May 30, 2019
Joseph R. Albi

/s/ Hans Helmerich	Director	May 30, 2019
Hans Helmerich

/s/ David A. Hentschel	Director	May 30, 2019
David A. Hentschel

/s/ Harold R. Logan, Jr.	Director	May 30, 2019
Harold R. Logan, Jr.

/s/ Floyd R. Price	Director	May 30, 2019
Floyd R. Price

/s/ Monroe W. Robertson	Director	May 30, 2019
Monroe W. Robertson

/s/ Lisa A. Stewart	Director	May 30, 2019
Lisa A. Stewart

/s/ Michael J. Sullivan	Director	May 30, 2019
Michael J. Sullivan

/s/ Frances M. Vallejo	Director	May 30, 2019
Frances M. Vallejo